EXHIBIT  11

                             WIRELESS ONE, INC.
                EARNINGS PER SHARE COMPUTATION INFORMATION


  Net Loss                           (18,904,285)    (6,079,832)

  Preferred stock dividends and
    discount accretion                       --             --
                                     -----------    -----------
  Net loss applicable to common
    stock                            (18,904,285)    (6,079,832)
                                     ===========    ===========

  Weighted average common shares
    outstanding                       16,946,697     13,498,752

  Net loss per common share                (1.12)         (0.45)
                                     ===========    ===========

The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No. 15.
An EPS calculation in accordance with Regulations S-K item 601 (b) (11) is not shown above because it produces an antidilutive result.
The following information is disclosed for purposes of calculating the antidilutive EPS.

  Weighted average common shares
    outstanding                       16,946,697     13,498,752

  Shares issuable upon exercise
    of options and warrant                   --         686,096
                                     -----------    -----------
  Weighted average shares
    outstanding                       16,946,697     14,184,848

  Net loss per common share                (1.12)         (0.43)
                                     ===========    ===========